Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Bank of Granite Corporation
We consent to the incorporation by reference in the Form S-8 registration statements Nos. 333-143946, 333-29157, 333-61640, 333-102383, and 333-108032 of Bank of Granite Corporation of our reports dated March 30, 2009, with respect to the consolidated balance sheets of Bank of Granite Corporation as of December 31, 2008 and 2007 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in Bank of Granite Corporation’s 2008 Annual Report on Form 10-K.

/s/ Dixon Hughes PLLC
Charlotte, North Carolina March 30, 2009